THIRD AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT (this "Amendment"), dated as of April 9, 1997, by and among L.B. FOSTER COMPANY, a Delaware corporation (the "Borrower), and MELLON BANK, N.A., PNC BANK, NATIONAL ASSOCIATION and CORESTATES BANK, N.A. (separately called a "Bank" and collectively the "Banks;,") and MELLON BANK, N.A., as agent for the Banks (in such capacity, the "Agent").

RECITALS:

WHEREAS the Borrower, the Banks and the Agent entered into an Amended and Restated Loan Agreement, dated as of November 1, 1995, which has been amended by a First Amendment to Amended and Restated Loan Agreement, dated as of January 1, 1996 and by a Second Amendment to Amended and Restated Loan Agreement, dated as of December 31, 1996 (as so amended, the "Restated Agreement"), pursuant to which the Banks have extended credit to the Borrower;

WHEREAS, the Borrower and the Banks desire to amend the Restated
Agreement; and

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings assigned thereto in the Restated Agreement.

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby agree as follows:

Section 1. Amendment to Section 5.02(g) of the Restated
Agreement. Section 5.02(g) of the Restated Agreement is hereby amended by adding new subsections (9) and (10) thereto, to read as follows:

"(9) an Investment, the amount of which shall not exceed $2,500,000, consisting of all of the assets of The Monitor Group, purchased from Industrial Scientific Corporation an or before December 31, 1997, and any contribution of some or all of such assets to a Subsidiary; and
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(10) an additional equity Investment, the amount of which shall not exceed $2,500,000, made on or before December 31, 1997 in The Dakota, Minnesota & Eastern Railroad Corporation.

Section 2. Representations and Warranties of Borrower. The
Borrower hereby represents and warrants to each Bank and the Agent that this Amendment has been duly and validly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with the terms hereof, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

Section 3. Miscellaneous

(a) This Amendment shall become effective as of the date hereof, upon execution and delivery hereof by the Banks, the Borrower and the Agent. The execution below by the Banks shall constitute a direction to the Agent to execute this Amendment.

(b) The Restated Agreement, as amended by this Amendment, is in all respects ratified, approved and confirmed and shall, as so amended, remain in full force and effect. From and after the date hereof, all references to the "Agreement" in the Restated Agreement and in the other Loan Documents shall be deemed to be references to the Restated Agreement as amended by this Amendment.

(c) This Amendment, and the rights and obligations of the parties hereto, shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, excluding its rules relating to the conflict of laws.

(d) This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.